Exhibit 99.2
PLATO Learning, Inc
Fiscal Year 2005 Q3 Financial Release
Conference Call
September 1, 2005
OPERATOR INTRODUCTION
MIKE MORACHE
Good afternoon. Thank you for joining us today for the regularly scheduled quarterly conference call. With me today is Larry Betterley, our Senior Vice President and Chief Financial Officer.
I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.
Before we start, Larry will preface our remarks with a safe harbor statement.
Larry.
LARRY BETTERLEY
This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct.
These statements are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, September 1, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited. Mike.
MIKE MORACHE
Thanks Larry.
The financial results we announced today for our third quarter of fiscal 2005 were in line with the revised revenue guidance provided in early August and somewhat better than our net loss expectations, due to a favorable license fee to service revenue mix and operating cost control.
Revenues were $31.2 million for the quarter and $88.1 million year-to-date, down about 23% and 11%, respectively from comparable periods in 2004.
We have continued to evaluate the reasons for the decline since our last teleconference and the causes remain the same. As discussed then, we have implemented many changes at PLATO Learning this year to position it for long-term profitable growth.

These changes are throughout the company, and include changes in our sales organization and the processes and procedures they use. The learning process to make them fully effective is not yet completed. We also had significant voluntary and involuntary turnover year-to-date in our sales organization, much of which was driven by the changes. Both of these factors resulted in low sales productivity. Finally, we had some deferral of revenue, due to funding delays in two states.
A reduction in license fee revenues in the quarter from the prior year drove the gross profit down by 35%. This was partially offset by reduced operating costs of 14% as the result of our continued emphasis on cost improvement throughout the company. This cost reduction was achieved even while investing significantly in process improvements, senior management changes and Sarbanes-Oxley compliance.
The resulting net loss for the quarter, including restructuring and other charges of $200,000, was $311,000, or one cent per share, compared to net earnings of $6.7 million, or $0.29 per share in last year’s third quarter. This reflects the leverage in our business model, in that much of the revenue generated over our break-even point drops to the bottom line. We have reduced that point in our third quarter to an annualized revenue amount of $125 million, versus the $142 million of revenue it took to achieve break-even on a pre-tax basis in 2004.

While we are pleased with this progress in cost reduction, more needs to be done to improve our profitability and enhance our competitiveness going forward. We have initiated further actions to accomplish this, which I will review, along with our financial outlook, after Larry reviews the financial results in more detail. Larry.
LARRY BETTERLEY
Thank you Mike.
Revenues for second quarter 2005 totaled $31.2 million, a 23% decrease from the $40.6 million reported in 2004. Our net loss for the third quarter was $311,000, or $0.01 per share, as compared to net earnings of $6.7 million, or $0.29 per share, for the same period of 2004. This year’s third quarter included restructuring and other charges of $200,000.
For the year-to-date, revenue declined 11% to $88.1 million, with a net loss of $13.8 million, or $0.59 per share. Excluding restructuring and other charges, the net loss was $10.7 million, or $0.46 per share, compared to a net loss of $4.0 million, or $0.18 last year.
Revenues:
License fee revenues in third quarter 2005 were $16.7 million, an $8.7 million or 34% decrease from 2004. The decline was driven by the factors discussed by Mike, which resulted in a low order volume and a decrease in the number of large orders closed. 50 transactions over $100,000, with a total order value of $11.1 million, were closed in the quarter, compared to 70 transactions with a total order value of $21.2 million last year.

Subscription revenue declined 24% to $4.4 million, also impacted by the low order level, but remained consistent with prior quarters this year. Our client hosted web product sales, which are included in license fee revenue, continued to be strong, with 28% growth over last year. Other revenue, which tends to fluctuate, grew from increased sales of hardware and third party courseware.
Service revenues were flat with last year at $7.4 million. This is a decrease of $3.5 million from our second quarter this year, due to conclusion of the school year early in third quarter.
The year-to-date decline in revenue of 11% was primarily due to a 24% decrease in license fee revenues and a 14% reduction in subscription revenues. The reasons for the declines from last year are similar to those discussed for the quarter. Partially offsetting this was an increase of 27% in service revenues, with the largest gains coming from increased software support fees and our new supplemental educational services offering.
Our deferred revenue balance at quarter-end was $41.9 million. This is down from a high at the end of 2004 of $51.6 million, but up $2.0 million from the end of second quarter 2005. The decline from year-end is due to low order volume from factors previously discussed.
Gross Profit:
The overall gross profit margin for the quarter was 60.8%, versus 71.7% in third quarter 2004. This decline is primarily due to lower license fee and subscription revenues, which have very high gross margins with low variable cost.

Service gross margins were also down about 9 percentage points to 35% due to low seasonal revenue and high fixed labor costs.
Gross margins year-to-date were also affected by these factors, resulting in an overall gross margin of 55.8% versus 65.1% in 2004. Given the low variable cost of our revenue, gross margins are expected to improve as revenue grows.
Operating Expenses:
Our total operating expenses in the third quarter were $19.0 million, excluding restructuring and other charges of $200,000. This compares to $22.2 million of operating expenses in last year’s third quarter, representing a 14% reduction. The reduction reflects the effect of cost reduction activities initiated during 2004 and 2005 in all areas of the company, realignment of service resources from sales support to billable activities, and lower commission expense due to lower revenue. These reductions were partially offset by increased professional fees in G&A for Sarbanes-Oxley compliance, senior management changes, and new process implementation. Restructuring and other charges for the quarter consist primarily of severance costs in the U.S.
Year-to-date operating expenses, excluding restructuring and other charges, declined 13% from 2004 to $59.6 million. SG&A is down 13%, for similar reasons as discussed for the quarter. Product development expenses are down by about $900,000, due to an shift in investment to projects that are capitalized versus expensed. Total spending in product development, including both capitalized and expensed projects, is similar to the prior year.

Restructuring and other expenses totaled $3.1 million year-to-date, including employee terminations in the U.K. and U.S., vacated facilities in the U.K., and executive termination costs.
Balance Sheet and Cash Flow:
Cash and marketable securities were $38.9 million at July 31, 2005. This is down $6.5 million from year-end, due to lower order volume year-to-date, but is over $7 million higher than the end of second quarter this year and third quarter last year. EBITDA, excluding restructuring and other charges, was a positive $5.1 million for the quarter and a positive $4.3 million year-to-date. Cash provided by operating activities was break-even year-to-date, favorably affected by $14.5 million of depreciation and amortization expense. Cash generated by receivable reductions year to date were partially offset by the decline in deferred revenues. Our receivable days sales outstanding was 80 on a trailing twelve months revenue basis, a significant reduction from a DSO of 108 at the end of 2004.
Total capitalized courseware development costs and capital expenditures exceeded amortization and depreciation expense by $1.2 million year-to-date, due to the timing of completion of capitalized projects.
This concludes my formal remarks. I’ll turn it back to Mike now for his further comments.

MIKE MORACHE
Thank you Larry.
As mentioned earlier, many changes have been and continue to be made throughout the company, which are critical to our future success. In short, it is a turnaround situation. While many of the changes have been made, the learning process continues, and the organization must change to achieve the full effect.
This ongoing process has affected our revenue year-to-date and will affect fourth quarter revenues as well, which we now expect to be in the range of $33 to $36 million. As a result, net earnings are expected to range between $1.5 and $4.0 million for the quarter. We will evaluate sales productivity progress during the fourth quarter to determine the projected impact on future performance. To allow time for adequate evaluation, financial guidance for 2006 will be provided during our fourth quarter conference call.
Given our current financial performance, more aggressive actions must be taken to reduce costs and improve productivity. As a result, we have initiated two actions.
First, we announced today that a further restructuring will be done in our U.K. subsidiary, with the goal of eliminating that entity’s losses going forward. That process is expected to be completed during our fourth quarter. Second, actions have been initiated to shift a substantial portion of our development activities offshore. This action is expected to reduce development costs per hour for those activities by 2/3, while improving quality and increasing productivity.

I have done this before and am confident we can achieve significant improvements in our development capability. We expect most of this action to be completed during fourth quarter also. Restructuring and other charges for these two actions could range from $4.0-$6.0 million; however, this is subject to change as plans are still being finalized.
These decisions will allow us to aggressively pursue our strategy for future growth, even with our current low financial performance. The Company’s cash and investment position also remains strong at $39 million. This is critical during this time of transition, as it provides us with the ability to take necessary actions and continue to invest in our strategy for long-term growth. We will be finalizing our 2006 operating plan and initiating our three year strategic plan during fourth quarter 2005. We will refine our cash requirements going forward and determine what, if any, may be in excess of our investment needs to grow the business. Until that is determined, we do not anticipate doing a stock repurchase or other form of distribution of our cash. We feel this is especially prudent at this point, given the turnaround situation the Company is in.
Last Monday marked my sixth month at PLATO Learning. I see a company with tremendous assets in its intellectual property, customer relationships, and talented employees who have a sincere passion for improving education. The company, however, needs to continue to make changes in its business structure, systems, and processes to sustain a growing and profitable business in the future. Also, PLATO must and is investing in a new product pipeline with significant future growth potential.

These changes are substantial, but necessary to transform the company from one of slow growth and losses to one of consistent double-digit profitable growth in both the top and bottom lines, and a 15-20% operating income. It will take some time, but I am confident it can be done and have experience in doing it. With the wealth of assets and talent of employees at PLATO Learning, there is no reason this can’t occur here as well, once the necessary changes to business operations are in place and fully operational.
That concludes our formal remarks. We will now take any questions you may have. Operator.
Q&A
CLOSING STATEMENT
Thank you again for joining us today. I am very optimistic about PLATO Learning’s potential for profitable growth in the long-term and am excited about leading the company to achieve its full potential.
Thank you and good bye.

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